Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-237693 and 333-237693-01

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated April 23, 2020)

DRAFTKINGS INC.

44,725,831 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 23, 2020 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on July 23, 2020 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of (i) 30,471,352 shares of Class A common stock that were issued to certain institutions in connection with the closing of the Business Combination (as defined in the Prospectus) (the “Private Placement”), (ii) 3,000,000 shares of Class A common stock underlying the warrants to purchase shares of Class A common stock that were issued in the Private Placement (the “PIPE Warrants”) and (iii) 11,254,479 shares of Class A common stock to be issued to the holders of the subordinated convertible promissory notes of DK (as defined in the Prospectus) (the “Convertible Notes”). The Prospectus had also related to the offer and sale of 3,000,000 PIPE Warrants, all of which have been exercised or redeemed.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on The Nasdaq Global Select Market under the symbol “DKNG.” The PIPE Warrants were previously traded on The Nasdaq Global Select Market, but all PIPE Warrants were exercised or redeemed in full as of July 2, 2020. On July 22, 2020, the closing price of our Class A common stock was $37.75 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 23, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2020

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38908	84-4052441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share(1)	DKNGZ	The Nasdaq Stock Market LLC

(1) DraftKings Inc. filed a Form 25 with the Securities and Exchange Commission on July 20, 2020 to delist and deregister its Warrants. The delisting will be effective 10 days after the filing of the Form 25. The deregistration of the Warrants under Section 12(b) of the Securities Exchange Act of 1934 will be effective 90 days, or such shorter period as the Securities and Exchange Commission may determine, after filing of the Form 25. Pending effectiveness of the Form 25 the Warrants are no longer trading on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2020, Crown Gaming Inc., a Delaware corporation (“Crown Gaming”), and a subsidiary of DraftKings Inc. (the “Company”), entered into an Addendum (the “Addendum”) to the Agreement for the Provision of a Sports Betting Solution, dated as of June 19, 2018, by and between Sports Information Services Limited, a subsidiary of Kambi Group plc (“Kambi”), and Crown Gaming (as supplemented by the addendums thereto dated July 25, 2018, November 12, 2018, August 22, 2019 and November 15, 2019, the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Among other things, the Addendum sets the Termination Date of the Agreement as September 30, 2021 (although Crown Gaming may leverage its proprietary technology in certain circumstances prior to that date) and, subject to certain conditions, provides that Kambi will grant reasonable extensions of the Termination Date on a Territory-by-Territory basis in the event that Crown Gaming’s planned migration to the SBTech sports betting and iGaming platform is primarily caused by the decision, action or inaction of a relevant Gaming Authority.

The Addendum also sets out a balance of responsibilities between Crown Gaming and Kambi during the transition phase, with the parties committing to use reasonable endeavors to support and cooperate with Crown Gaming’s planned migration to the SBTech sports betting and iGaming platform. The Addendum adds new representations by Crown Gaming and Kambi that each party has implemented certain intellectual property and data protection measures.

The foregoing description of the Addendum does not purport to be complete and is subject to and qualified in its entirety by reference to the Addendum, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 23, 2020, the Company issued a press release announcing that it has reached an agreement with Kambi to mutually support and cooperate with the Company’s planned migration from Kambi’s back-end sportsbook platform to the SBTech sports betting and iGaming platform.

A copy of the press release is filed as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
10.1*	Addendum, dated as of July 23, 2020 to the Agreement for the Provision of a Sports Betting Solution between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018.

99.1	Press Release, dated July 23, 2020, announcing DraftKings and Kambi’s agreement to mutually support and cooperate on DraftKings’ planned migration to its proprietary platform services.

*Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAFTKINGS INC.

Date: July 23, 2020	By:	/s/ R. Stanton Dodge
	Name:	R. Stanton Dodge
	Title:	Chief Legal Officer and Secretary